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                                                                     Exhibit 3.3


                          CERTIFICATE OF INCORPORATION
                                       OF
                               ROMA HOLDINGS, INC.

                                   ARTICLE ONE
                                      Name

         The name of the corporation is Roma Holdings, Inc.

                                   ARTICLE TWO
                                Registered Agent

         The address of the corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County. The name of the corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE
                                     Purpose

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR
                                  Capital Stock

         The aggregate number of shares of stock which that the corporation shall have authority to issue is one hundred (100). All of such shares shall be of the par value of $0.01 per share, shall be of the same class and shall be designated as "Common Stock."

                                  ARTICLE FIVE
                                  Incorporator

         The name and mailing address of the sole incorporator is as follows:

                  Name                             Address

                  David G. Short                   9304 Forest Lane, Suite 200
                                                   Dallas, TX 75243

                                   ARTICLE SIX
                                Initial Directors

         The number of directors constituting the initial Board of Directors is three (3). Thereafter, the number of directors constituting the Board of Directors shall be fixed by or in
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accordance with the bylaws of the corporation. The following shall serve as directors of the corporation until the first annual meeting of stockholders of the corporation or until his successor is duly elected and qualified:

                  Name                          Address

                  O. Gene Bicknell              720 West 20th Street
                                                Pittsburg, KS 66762

                  James K. Schwartz             720 West 20th Street
                                                Pittsburg, KS 66762

                  Troy D. Cook                  720 West 20th Street
                                                Pittsburg, KS 66762

                                  ARTICLE SEVEN
                          Cumulative Voting Prohibited

         Cumulative voting in the election of directors or otherwise is hereby expressly prohibited.

                                  ARTICLE EIGHT
                            Preemptive Rights Denied

         No stockholder shall have, as a stockholder of the corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the corporation or any or all classes or series thereof, or for any securities convertible into such stock, whether now or hereafter authorized.

                                  ARTICLE NINE
                                     Bylaws

         The initial bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws or adopt new bylaws, subject to the right of the stockholders to adopt, amend or repeal the bylaws, is vested in the Board of Directors.

                                   ARTICLE TEN
                                 Indemnification

         To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, the corporation shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
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         Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the corporation as authorized in this Article.

                                 ARTICLE ELEVEN
                               Director Liability

         To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended form time to time, a director or former director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the corporation prior to such repeal, amendment or modification.

                                 ARTICLE TWELVE
                                   Amendments

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I have hereunder set my hand this 31st day of December, 1996.



                                       /s/ David G. Short
                                       ----------------------------------------
                                       David G. Short, Incorporator